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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KKR FINANCIAL HOLDINGS LLC
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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555 California Street, 50th Floor
San Francisco, California 94104

March 22, 2011

Dear Fellow Holders of Common Shares:

        The directors and officers of KKR Financial Holdings LLC, or the Company, join me in extending to you a cordial invitation to attend the 2011 annual meeting of the holders of the Company's common shares, or the Annual Meeting. The Annual Meeting will be held on April 27, 2011 at 11:00 a.m., San Francisco time, on the mezzanine level of the Omni San Francisco Hotel at 500 California Street, San Francisco, CA 94104.

        Enclosed you will find the notice of meeting, proxy statement and proxy card. At the Annual Meeting we are seeking to elect eleven directors, all of whom will be elected by the holders of the Company's common shares, voting as a single class. The holders of the Company's common shares will also be asked to ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011.

        Your management and your Board of Directors unanimously recommend that you vote FOR all nominees for directors and FOR the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm.

        It is very important that your shares be represented at the Annual Meeting. Therefore, you should complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope, whether or not you plan to attend personally. This will ensure that your shares are represented at the Annual Meeting.

        On behalf of the Board of Directors, I thank you for your continuing support.

Yours very truly,

William C. Sonneborn Chief Executive Officer and Director

555 California Street, 50th Floor
San Francisco, California 94104

NOTICE OF 2011 ANNUAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON APRIL 27, 2011

To the Holders of Common Shares of
        KKR Financial Holdings LLC:

        NOTICE IS HEREBY GIVEN that the annual meeting of holders of common shares, or the Annual Meeting, of KKR Financial Holdings LLC, a Delaware limited liability company, or the Company, will be held on the mezzanine level of the Omni San Francisco Hotel at 500 California Street, San Francisco, CA 94104 on April 27, 2011 at 11:00 a.m., San Francisco time, to consider and vote on the following matters:

          1.     The election of eleven directors, each to serve until the next annual meeting of the holders of common shares and until his or her successor is duly elected and qualified;

          2.     The ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011; and

          3.     The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Details concerning those matters to come before the Annual Meeting are set forth in the accompanying proxy statement for your inspection.

        We have also enclosed the Company's Annual Report on Form 10-K for the year ended December 31, 2010. We hope you will find it informative.

        Our Board of Directors has fixed the close of business on March 14, 2011 as the record date for the determination of holders of the Company's common shares entitled to notice of or to vote at the Annual Meeting or any meetings held upon adjournment or postponement of the Annual Meeting. Only the holders of record of the Company's common shares as of the close of business on March 14, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        Holders of the Company's common shares are cordially invited to attend the meeting in person. The presence at the meeting, in person or by proxy, of the holders of shares entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. Your vote is important. Whether or not you plan to attend the meeting, please authorize proxies to cast your votes today by following the easy instructions on the enclosed proxy card.

By Order of the Board of Directors,

Nicole J. Macarchuk General Counsel and Secretary

Dated: March 22, 2011
San Francisco, California

i

ii

555 California Street, 50th Floor
San Francisco, California 94104

PROXY STATEMENT

April 27, 2011
Annual Meeting of the Holders of Common Shares

        This proxy statement is being made available to the holders of common shares of KKR Financial Holdings LLC, or the Company, in connection with the solicitation of proxies for use at the annual meeting of holders of our common shares, or the Annual Meeting.

Information About Attending the Annual Meeting

        The Annual Meeting will be held on the mezzanine level of the Omni San Francisco Hotel at 500 California Street, San Francisco, CA 94104 on April 27, 2011, at 11:00 a.m., San Francisco time. An admission ticket (or other proof of share ownership) and some form of government issued photo identification (such as a valid driver's license or passport) will be required for admission to the Annual Meeting. Only holders of record of our common shares at the close of business on March 14, 2011 will be entitled to attend the Annual Meeting.

Information About the Record Date

        Our Board of Directors, or the Board, has fixed the close of business on March 14, 2011 as the record date for the Annual Meeting, or the Record Date. Only holders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 178,127,870 common shares outstanding and entitled to vote at the Annual Meeting.

        If your common shares are held in a bank or broker account, contact your bank or broker to obtain a written legal proxy in order to vote your shares or take any other actions at the Annual Meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your common shares or take any other actions, but you may still attend the Annual Meeting as our guest if you bring a recent bank or brokerage statement showing that you owned KKR Financial Holdings LLC common shares at the close of business on March 14, 2011.

Information About this Proxy Statement

  General

        This proxy statement is furnished to you in connection with the solicitation by our Board of proxies from the holders of our common shares to be exercised at the Annual Meeting to be held on April 27, 2011, at 11:00 a.m., San Francisco time, and at any adjournment(s) or postponement(s) of such meeting, to consider and vote on the following proposals:

          1.     The election of eleven directors, each to serve until the next annual meeting of the holders of common shares and his or her successor is duly elected and qualified;

          2.     The ratification of the appointment by our Audit Committee of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the year ending December 31, 2011; and

          3.     The transaction of such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

        This proxy statement and the enclosed proxy card are intended to be mailed to the holders of our common shares on or about March 25, 2011. Our Annual Report on Form 10-K for the year ended December 31, 2010, or the Annual Report, is enclosed, but does not constitute a part hereof.

  Quorum Requirement

        The presence at the Annual Meeting, in person or by proxy, of the holders of common shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in "street-name" or nominee name who has returned a properly executed proxy solely because such record holder does not have discretionary authority to vote on the matter), if any, will be counted toward the presence of a quorum.

  Information About Votes Necessary for Action to be Taken

        With respect to Proposal 1, the directors will be elected by a plurality of the votes cast by the holders of common shares entitled to vote thereon at the Annual Meeting. Under the current New York Stock Exchange, or NYSE, rules, a broker will not have discretionary authority to vote your shares at the Annual Meeting on this proposal. Accordingly, abstentions and broker non-votes as to the election of directors will have no effect on the result of the vote.

        With respect to Proposal 2, the affirmative vote of the holders of a majority of the common shares then outstanding entitled to vote thereon present in person or represented by proxy at the Annual Meeting is necessary for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2011. Accordingly, abstentions will have the same effect as a vote against the proposal. We do not expect that there will be any broker non-votes with respect to this proposal.

  Information About Voting

        Holders of common shares can vote in person or by mail. Holders of common shares that have gained admission to the Annual Meeting can cast one vote for each common share held on all matters to come before the meeting. The admission ticket will serve as verification of ownership. Holders of common shares may authorize a proxy to cast their votes by signing and returning the enclosed proxy card in the postage-paid envelope provided. Holders of common shares who hold their shares in "street-name" (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street name holders by telephone or via the Internet by following the instructions provided by such nominee. The votes entitled to be cast by the holders of our common shares represented by properly authorized proxies will be cast at the Annual Meeting as indicated or, if no instruction is given, will be voted in favor of Proposals 1 and 2. Additionally, the votes entitled to be cast by the holders of such shares will be cast in the discretion of the proxy holder on any other matter that may come before the meeting. We do not presently know of any other business that may come before the Annual Meeting.

  Revocation of Proxy

        Any person giving a proxy has the right to revoke it at any time before it is exercised by (1) filing with our Secretary a duly signed revocation, (2) authorizing a proxy having a later date than any previously delivered proxy or (3) voting in person at the Annual Meeting.

  Inspector of Election

        We have retained American Stock Transfer & Trust Company to act as the independent inspector of the election.

  Expenses

        All expenses in connection with the solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers and directors may also solicit proxies by telephone, facsimile or in person. We have retained Innisfree M&A Incorporated, or Innisfree, to assist in the distribution and solicitation of proxies and to verify records related to the solicitation for a fee of $8,500 plus reimbursement for out-of-pocket expenses incurred during the solicitation. We will pay no additional compensation to our officers and directors or to officers or employees of our manager, KKR Financial Advisors LLC, or the Manager, for these activities. We have agreed to indemnify Innisfree against liabilities arising in connection with the proxy solicitation unless caused by Innisfree's negligence or misconduct.

Address of Our Principal Executive Office

        The complete mailing address of our principal executive office is:

  KKR Financial Holdings LLC
  555 California Street, 50th Floor
  San Francisco, California 94104

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Holders of Shares to Be Held on April 27, 2011.

        The following Proxy Materials are available for you to view online at http://www.kkr.com/kam/kfn_proxy_materials.cfm : (i) this proxy statement (including all attachments); (ii) our Annual Report (which is not deemed to be part of the official proxy soliciting materials); and (iii) any amendments to the foregoing materials that are required to be furnished to shareholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials at http://www.kkr.com/kam/kfn_proxy_materials.cfm or obtain a paper copy upon request to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104.

PROPOSAL ONE:
ELECTION OF DIRECTORS

        Our Board has nominated all eleven of our current directors, Messrs. Hazen, Sonneborn, Finigan, Hubbard, Kari, Licht, Nuttall, Ryles and Strothotte and Mmes. Collins and McAneny, to serve until the next annual meeting of the holders of common shares and until their respective successors are duly elected and qualified. The holders of our common shares have the right to annually elect all eleven director nominees to our Board.

        In connection with evaluating our director nominees, the Nominating and Corporate Governance Committee considers the following qualifications: leadership experience, financial expertise, risk experience and public policy experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

        The Nominating and Corporate Governance Committee knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person as director as the Nominating and Corporate Governance Committee may recommend in the place of such nominee. In accordance with the Amended and Restated Operating Agreement of the Company, or the Operating Agreement, directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the eleven nominees receiving the highest number of votes will be elected.

Name	Age	Biography
Paul M. Hazen	69	Mr. Hazen is the Chairman of our Board and has been a director since July 2004. Mr. Hazen joined Wells Fargo & Company, or Wells Fargo, in 1970, serving as Chairman of Wells Fargo from February 1997 to May 2001, Chairman and Chief Executive Officer from February 1997 to November 1998, Chief Executive Officer from January 1995 to February 1997, President and Chief Operating Officer from 1984 to 1995 and Vice Chairman from 1981 to 1984. Mr. Hazen was also the President of Wells Fargo Real Estate Investment Trust, a publicly traded REIT, from 1973 to 1978. In addition to serving as our Chairman, Mr. Hazen is Chairman of Accel-KKR Company, and serves on the boards of Safeway, Inc. (Lead Independent Director), KSL Resort, Horny Toad Activewear and is also a senior advisor to Kohlberg Kravis Roberts & Co. L.P., or KKR. Our Manager is a wholly-owned subsidiary of KKR. Past board positions include Phelps Dodge, Vodafone Group Plc (Deputy Chairman and Lead Independent Director), Willis Group Holdings Plc, Prosper Marketplace, Inc., National Retirement Partners, Xstrata Plc, the San Francisco Symphony and the San Francisco Museum of Modern Art. Mr. Hazen also served on the Financial Advisory Council to the Federal Reserve from 1987 to 1991, acting as President of the Council in 1991, reporting to Alan Greenspan as Chairman. Among many qualifications, Mr. Hazen's extensive business and management experience within financial services, including through his tenure as Chairman and CEO of Wells Fargo, are of incredible value to the Board.

Name	Age	Biography
William C. Sonneborn	41

Mr. Sonneborn has been our Chief Executive Officer and a director since December 2008. He is the Chief Executive Officer of our Manager and serves on its investment committee. Prior to joining KKR he spent over 10 years at The TCW Group, Inc. most recently as President and Chief Operating Officer of The TCW Group, Inc. and Chief Executive Officer of The TCW Funds,  Inc. and a member of the international executive committee of Societe Generale Asset Management, S.A. His responsibilities at TCW included overseeing and developing portfolio management, operations, and sales and marketing in both traditional and alternative investments. He has also served as a member of the board of directors of The TCW Group, Inc., The TCW Funds, Inc., The TCW Strategic Income Fund, Inc. and Sompo Japan Asset Management in Tokyo, Japan. Prior to TCW, he spent six years in investment banking at Goldman, Sachs & Co. in both New York and Hong Kong predominately focused on executing mergers and acquisitions for financial institutions. Mr. Sonneborn graduated with honors from Georgetown University. Mr. Sonneborn brings valuable experience and background within investment management and financial services to the Company as our Chief Executive Officer, and to our Board as a director.

Tracy L. Collins	47

Ms. Collins has been a director since August 2006. During her career in financial services, Ms. Collins worked as a Senior Managing Director and Head of Asset-Backed Securities Research at Bear Stearns & Co., Inc. from March 1996 through December 2000 and prior to that as a Managing Director and Head of Asset-Backed Securities Research at Credit Suisse Group (formerly known as Credit Suisse First Boston) for approximately nine years. Ms. Collins' strong knowledge of structured finance products and general business background are significant assets to the Board.

Vincent Paul Finigan	64

Mr. Finigan has been a director since February 2006. He is currently Of Counsel with the law firm of Snyder Miller & Orton LLP. He was a partner at the law firm of Morgan, Lewis & Bockius LLP from 2003 to 2007 and was with the law firm of Brobeck, Phleger & Harrison LLP from 1972 to 2003. With over thirty-nine years of experience in the legal field representing a diverse range of companies on complex matters, Mr. Finigan brings important legal expertise, judgment and perspective to the Board.

Name	Age	Biography
R. Glenn Hubbard	52

Mr. Hubbard has been a director since October 2004. He was named the Dean of Columbia University's Graduate School of Business in 2004. From 1994 to the present time, Mr. Hubbard has been the Russell L. Carson Professor of Finance and Economics in the Department of Economics and Graduate School of Business of Columbia University. From February 2001 until March 2003, he took a leave of absence from his teaching post to serve as Chairman of the U.S. Council of Economic Advisers. He was Deputy Assistant Secretary of the U.S. Treasury Department for Tax Policy from 1991 to 1993. Mr. Hubbard is a research associate at the National Bureau of Economic Research, and a visiting scholar at the America Enterprise Institute in Washington, D.C. He is currently a director of ADP, Inc., BlackRock Closed-End Funds and MetLife, Inc. He was previously Chairman and a trustee of the Economic Club of New York and is currently an elder of the Fifth Avenue Presbyterian Church of New York. He was previously a board member of Capmark Financial, Duke Realty Corporation, Ripplewood Holdings, RH Donnelly and Information Services Group, Inc. Among many qualifications, Mr. Hubbard provides the Board with substantial knowledge and expertise on global macroeconomic conditions, regulatory change and perspective on financial markets. Mr. Hubbard serves as our Lead Independent Director.

Ross J. Kari	52

Mr. Kari has been a director since August 2004. He is currently the Chief Financial Officer of the Federal Home Loan Mortgage Corporation (Freddie Mac). Until September 2009, he was the Chief Financial Officer of Fifth Third Bancorp. Prior to that he was Executive Vice President and CFO of Safeco Corporation from June 2006 to November 2008 and Executive Vice President and Chief Operating Officer of the Federal Home Loan Bank of San Francisco from March 2002 to June 2006. Mr. Kari was Chief Financial Officer of MyCFO, a wealth management firm, from 2001 to 2002, and prior to that, was employed at Wells Fargo for 18 years, including as Chief Financial Officer from 1998 to 2001. Having served as Chief Financial Officer of various publicly traded financial services companies, Mr. Kari brings valuable finance and accounting expertise as well as extensive experience with financial institutions to his positions as a director and Chair of our Audit Committee.

Name	Age	Biography
Ely L. Licht	63

Mr. Licht has been a director since April 2005. From March 2007 to February 2009 he was Executive Vice President and Chairman of Credit Policy for Capmark Financial, and from March 2009 to August 2009 he served as a consultant to Capmark Financial. Prior to joining Capmark Financial, Mr. Licht was in retirement. From January 2002 to December 2002, Mr. Licht was semi-retired, serving as a consultant to Wells Fargo on a part-time basis. Prior to his semi-retirement, Mr. Licht was employed at Wells Fargo for 18 years, including as Chief Credit Officer from November 1998 to December 2001, and Executive Vice President for Credit Administration from February 1990 to November 1998. Mr. Licht's experience at Wells Fargo as Chief Credit Officer and Chairman of Credit Policy for Capmark Financial is invaluable to the Company in reviewing credit exposures contained within the Company's business.

Deborah H. McAneny	51

Ms. McAneny has been a director since April 2005. Ms. McAneny was the Chief Operating Officer of Benchmark Assisted Living, LLC from April 2007 to May 2009. Prior to that she was employed at John Hancock Financial Services for 20 years, including as Executive Vice President for Structured and Alternative Investments of John Hancock Financial Services and as a member of its Policy Committee from 2002 to 2004, Senior Vice President for John Hancock's Real Estate Investment Group from 2000 to 2002, and as a Vice President of the Real Estate Investment Group from 1997 to 2000. She is currently the lead independent director of HFF, Inc. and serves as the Chairman of its Nominating and Governance Committee and a member of its Audit Committee. In addition she is a director of Benchmark Senior Living, LLC, and a Trustee of the University of Vermont and the Rivers School and is a past President of the Commercial Mortgage Securities Association. Ms McAneny holds a Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Ms. McAneny brings substantial structured finance knowledge and real estate and financial services company experience to our Board.

Scott C. Nuttall	38

Mr. Nuttall has been a director since July 2004 and has been with KKR for over ten years. He is currently a member of the board of directors of First Data Corporation and Legg Mason. He was recently on the boards of Capmark Financial, Masonite International, Alea Group Holdings (Bermuda) Ltd., Bristol West Holdings Inc. and Willis Group Holdings Limited. Prior to joining KKR, Mr. Nuttall was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. Mr. Nuttall brings substantial financial services and private equity expertise and judgment to our Board.

Name	Age	Biography
Scott A. Ryles	52

Mr. Ryles has been a director since November 2008. He is currently the Chairman and CEO of Home Value Protection, Inc. He was previously Vice Chairman of Cowen and Company from February 2007 to December 2010. Prior to joining Cowen and Company, Mr. Ryles served as the Chief Executive Officer of Procinea Management LLC and was the founder, Chief Executive Officer and President of Epoch Partners, Inc. Mr. Ryles also spent 18 years at Merrill Lynch in various investment banking positions including Co-Head of West Coast Investment Banking, Global Head of Natural Resources, Global Head of Technology and was a member of the firm's Operating Committee. Mr. Ryles is a director of Ramius Trading Strategies and certain of its affiliates. Mr. Ryles was previously a Director of ArcSight, Inc., Fortify Software, Inc. and The Gymboree Corporation. Mr. Ryles brings significant experience in finance, investment banking and management to our Board.

Willy R. Strothotte	65

Mr. Strothotte has been a director since January 2007. Mr. Strothotte is Chairman of Glencore International AG. From 1961 to 1978 Mr. Strothotte held various positions with responsibility for international trading in metals and minerals in Germany, Belgium and the USA. In 1978, Mr. Strothotte joined Glencore International, taking up the position of Head of Metals and Minerals in 1984. Mr. Strothotte was appointed Chief Executive Officer of Glencore in 1993 and held the combined positions of Chairman and Chief Executive Officer from 1994 until 2001, when the roles of Chairman and Chief Executive were split. Mr. Strothotte has been Chairman of Xstrata AG since 1994, and Chairman of Xstrata plc since February 2002, and is currently a director of Century Aluminum Corporation, Glencore International AG and Minara Resources Limited. Among many qualifications, Mr. Strothotte brings to our Board extensive experience in business strategy, management and energy and commodities as the leader of a successful global business.

        Our Board unanimously recommends that you vote "FOR" the eleven nominees listed above. In the absence of instructions to the contrary, executed proxies solicited in connection with this proxy statement will be voted "FOR" such nominees.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Deloitte to act as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Our Board, upon the recommendation of the Audit Committee, is asking the holders of our common shares to ratify Deloitte's appointment. Deloitte served as our independent registered public accounting firm for the fiscal year ended December 31, 2010 and the Audit Committee and the Board believe it is desirable and in our best interests to continue to retain Deloitte. A representative of Deloitte is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions from the holders of common shares.

        If the foregoing proposal is not approved by the holders of a majority of the common shares represented at the Annual Meeting, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

        Our Board and Audit Committee unanimously recommend that you vote "FOR" the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In the absence of instructions to the contrary, executed proxies solicited in connection with this proxy statement will be voted "FOR" such ratification.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our Board is committed to establishing and maintaining corporate governance practices that reflect high standards of ethics and integrity. To that end, we have established a Nominating and Corporate Governance Committee and adopted Corporate Governance Guidelines to assist our Board in the exercise of its responsibilities. The Nominating and Corporate Governance Committee Charter and our Corporate Governance Guidelines are available on our website located at http://www.kkr.com/kfn_ir/kfn_documents.cfm?DocumentID=1211&CommitteeID=1202 and http://www.kkr.com/kfn_ir/kfn_documents.cfm?DocumentID=1215, respectively. They are also available in print by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Any modifications to the Corporate Governance Guidelines will be reflected on our website.

Code of Ethics

        Our Board has established a Code of Ethics that applies to our officers, directors and employees (should we in the future have any employees) and to the officers and employees of the Manager, when such individuals are acting for or on our behalf. Among other matters, our Code of Ethics is designed to promote our commitment to ethics and compliance with the law, provide reporting mechanisms for known or suspected ethical or legal violations and help prevent and detect wrongdoing. We have specific policies in place to address:

  •
  conflicts of interest;

  •
  corporate opportunities;

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  fair dealing;

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  insider trading;

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  confidentiality;

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  protection and proper use of Company assets;

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  compliance with laws, rules and regulations;

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  timely and truthful public disclosure;

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  reporting of known or suspected violations or accounting deficiencies; and

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  accountability for violations.

        Any waiver of the Code of Ethics for our executive officers or directors may be made only by our Board or the Audit Committee and will be promptly disclosed as required by law or stock exchange regulations. The Code of Ethics is available on our website located at http://www.kkr.com/kfn_ir/kfn_ir_overview.cfm under the caption "Corporate Governance—Code of Business Conduct and Ethics" and is also available in print by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Any modifications to the Code of Ethics will be reflected on our website.

Director Independence

  Director Independence

        Our Board is comprised of a majority of independent directors. In order for a director to be considered "independent", our Board must affirmatively determine that the director satisfies the criteria for independence established by Section 303A of the NYSE Listed Company Manual. Our Board has determined that the following directors, comprising a majority of our directors, are independent: Tracy L. Collins, Vincent Paul Finigan, R. Glenn Hubbard, Ross J. Kari, Deborah H. McAneny, Scott A. Ryles and Willy R. Strothotte. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

  Board Committee Independence

        All of our committees, except for the Executive Committee, consist solely of independent directors as consistent with the applicable NYSE rules and Securities Exchange Commission, or SEC, regulations. Please refer to "Board of Directors and Committees—Committees of the Board" below for more information on our Board committees.

Communications with the Board of Directors

        Holders of our common shares and other interested parties who wish to communicate with a member or members of our Board, including communications directed to the independent members of the Board, may do so by addressing their correspondence to such member or members; the Company will forward all such correspondence to the member or members of the Board to whom such correspondence was addressed:

By mail:	KKR Financial Holdings LLC Attn: Investor Relations 555 California Street, 50th Floor San Francisco, California 94104

        The Audit Committee of our Board has established procedures for employees of our Manager, holders of our common shares and others to report openly, confidentially or anonymously concerns regarding our compliance with legal and regulatory requirements or concerns regarding our accounting, internal accounting controls or auditing matters. Reports may be made orally or in writing to the chairman of the Audit Committee:

By mail:	Ross J. Kari c/o Freddie Mac 8200 Jones Branch Drive McLean, Virginia 22102
By phone:	(703) 903-2000

        In addition, reports can also be made directly to management by mail or in person at:

By mail:	KKR Financial Holdings LLC Attn: General Counsel and Secretary 555 California Street, 50th Floor San Francisco, California 94104
By phone:	(415) 315-6538

Director Attendance at Annual Meeting

        Although director attendance at our annual meeting each year is encouraged, we do not have an attendance policy. We expect all of our directors to attend the Annual Meeting. All of our then directors attended the 2010 annual meeting.

BOARD OF DIRECTORS AND COMMITTEES

        Our Board directs the management of our business and affairs, as provided by our Operating Agreement and Delaware law, and conducts its business through meetings of the Board and five standing committees: the Affiliated Transactions Committee, the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Corporate Governance Committee. Our Board also has a Lead Independent Director. All of the committees, except for the Executive Committee, consist solely of independent directors. Matters put to a vote at any one of our committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written or electronic consent of the directors on that committee. Our Board has adopted written charters for the Affiliated Transactions Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, current copies of which are available at our website located at http://www.kkr.com/kfn_ir/kfn_governance.cfm and are also available in print by writing to KKR Financial Holdings LLC, Attn: Investor Relations, 555 California Street, 50th Floor, San Francisco, California 94104. Our Board may from time to time appoint other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by our Board.

Leadership Structure

        The offices of our Chief Executive Officer and Chairman of the Board are currently occupied by separate persons. We believe that having a separate Chief Executive Officer and Chairman of the Board promotes the active involvement of the Board in the oversight of the Company and their active participation in setting the agenda and priorities for the Company. Similarly, our Chief Executive Officer's participation on the Board as a Director provides direct access to and accountability of management. Because the Chairman is not independent, we have designated a Lead Independent Director who calls meetings of the independent directors, and serves as the principal liaison between the independent directors and the Chairman of the Board, Chief Executive Officer and Chief Operating Officer. The Lead Independent Director serves as Chairman of the Board when the Chairman is not present. Mr. Hubbard has been designated as our Lead Independent Director. We believe that having a Lead Independent Director enhances the independence of the Board and strengthens our oversight.

Risk Management

        The Board is actively involved, as a whole and at the committee level, in overseeing the management of the Company. Enterprise risks are identified by management and the Board and are handled by an appropriate committee where potential issues are reviewed and discussed. In particular, the Affiliated Transactions Committee oversees the Company's investment policies and ensures the appropriateness of any investments with affiliates and transactions that otherwise present actual or perceived conflicts of interest; the Audit Committee oversees financial risks and reviews internal policies; the Compensation Committee oversees incentive grants to our Manager; and the Nominating and Corporate Governance Committee oversees and manages risks associated with our Board and potential conflicts of interest. The Board satisfies its responsibilities by reviewing the full committee reports regarding each committee's actions and deliberations, in addition to regular reports from management regarding potential issues.

Meetings of the Board

        During the 2010 fiscal year, our Board met on seven occasions. Each director attended at least 75% of the aggregate of the total number of meetings in 2010 (held during the period for which such person was a director) of our Board and of the committees on which the director served (held during the period that such person served on such committees).

Committees of the Board

  Affiliated Transactions Committee

        The members of the Affiliated Transactions Committee are Vincent Paul Finigan, Deborah H. McAneny, Scott A. Ryles and Willy R. Strothotte. Vincent Paul Finigan chairs the Affiliated Transactions Committee. The Affiliated Transactions Committee is responsible for reviewing and monitoring the Manager's compliance with the investment policies established by our Board and the affiliated transactions policy that the Manager has adopted, as well as providing pre-approval of specified transactions with affiliates, and reviewing transactions with related parties, including directors, officers, employees and holders of greater than 5% of our common shares. A detailed discussion of the specific guidelines observed by the Affiliated Transactions Committee when evaluating investment opportunities is included below in "Certain Relationships and Related Transactions—Relationships with KKR; Other Relationships and Related Transactions".

        Our Board has determined that each of the directors on the Affiliated Transactions Committee satisfies the independence requirements of the NYSE. The Affiliated Transactions Committee held eight meetings during 2010.

  Audit Committee

        The members of the Audit Committee are Tracy L. Collins, R. Glenn Hubbard, Ross J. Kari and Scott A. Ryles. Ross J. Kari chairs the Audit Committee. Among other things, the Audit Committee is responsible for:

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our consolidated financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of the independent registered public accounting firm;

  •
  the performance of the independent registered public accounting firm and any internal auditors;

  •
  engaging an independent registered public accounting firm;

  •
  reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

  •
  approving professional services provided by the independent registered public accounting firm;

  •
  considering the range of audit and non-audit fees; and

  •
  reviewing the adequacy of our internal accounting controls.

        Our Board has determined that all of the Audit Committee members satisfy the independence and financial literacy requirements of the NYSE. Our Board has also determined that Ross J. Kari is an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee held eight meetings during 2010.

  Compensation Committee

        The members of the Compensation Committee are Tracy L. Collins, Vincent Paul Finigan, Deborah H. McAneny and Willy R. Strothotte. Deborah H. McAneny chairs the Compensation Committee.

        The principal functions of the Compensation Committee are to:

  •
  review the compensation payable to the directors;

  •
  oversee the annual review by our independent directors of the fees that we pay to our Manager under the Amended and Restated Management Agreement, or the Management Agreement, among the Manager and us; and

  •
  administer our 2007 Share Incentive Plan, as amended, or our 2007 Share Incentive Plan, and approve the grant of awards under that Plan to our directors and our Manager.

        The Compensation Committee has authority to determine the compensation payable to our directors and to grant awards under our 2007 Share Incentive Plan and solicits recommendations from our executive officers and outside compensation consultants in determining the amount or form of such director compensation or awards. The Compensation Committee also oversees risk when it considers granting options and restricted shares to our Manager under the Management Agreement. In particular, the factors considered by the Compensation Committee in making grants to our Manager may include performance related factors such as achievement of specified levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. As a result, the Compensation Committee evaluates performance factors, such as net income, in conjunction with other key risk exposure factors in making grants to our Manager.

        The Compensation Committee has the discretion to retain and terminate compensation consultants as it deems necessary to fulfill its duties. During 2010, the Compensation Committee engaged and received advice from Johnson Associates, Inc. to assist the committee in the determination of the amount and form of director compensation, including by providing information on compensation provided at other externally managed specialty finance companies, and to assist the committee in its periodic evaluation of the terms of the Management Agreement. Furthermore, because the Management Agreement provides that the Manager is responsible for managing our affairs, our executive officers, all of whom are employees of the Manager, do not receive compensation directly from us for serving as our executive officers.

        Our Board has determined that all of the Compensation Committee members satisfy the independence requirements of the NYSE. The Compensation Committee held seven meetings during 2010.

  Executive Committee

        The members of the Executive Committee are William C. Sonneborn and Scott C. Nuttall. The Executive Committee exercises the authority of our Board on such matters as are delegated to it by our Board from time to time and exercises the powers of our Board between meetings of our Board.

        The Executive Committee did not hold any formal meetings during 2010.

  Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are Vincent Paul Finigan, R. Glenn Hubbard and Deborah H. McAneny. R. Glenn Hubbard chairs the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee recommends to the Board future nominees for election as directors and considers potential nominees brought to its attention by any of our directors or officers. The committee has not established a specific set of minimum qualifications that must be met by director candidates. In making recommendations, however, the committee considers and will evaluate such candidates based on their backgrounds, skills, expertise, accessibility and availability to serve effectively on the Board. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards.

        In addition, the committee reviews and makes recommendations on matters involving the general operation of our Board and our corporate governance, and annually recommends to our Board nominees for each committee of our Board. The Nominating and Corporate Governance Committee annually assesses our Board's performance as a whole and of the individual directors and reports thereon to our Board and is also responsible for overseeing the implementation of, and periodically reviewing, the Company's Corporate Governance Guidelines.

        The Nominating and Corporate Governance Committee will evaluate director candidates proposed by holders of common shares on the same basis that it evaluates other director candidates. The proposing holder of our common shares should also include his or her contact information and a statement of his or her share ownership (how many common shares owned and for how long). Holders of our common shares may submit the candidate's name, credentials, contact information and his or her written consent to be considered as a candidate to:

By mail:	R. Glenn Hubbard c/o KKR Financial Holdings LLC 555 California Street, 50th Floor San Francisco, California 94104

        Our Board has determined that each of the members of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee held three meetings during 2010.

 DIRECTOR COMPENSATION

        Mr. Sonneborn and Mr. Nuttall, or the Excluded Directors, do not receive any additional compensation for serving on our Board. The following table sets forth information concerning the compensation of our non-Excluded Directors who served during 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)(3)	Share Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
William F. Aldinger(5)	31,000	—	14,211	45,211
Tracy L. Collins	83,000	70,000	—	153,000
Vincent Paul Finigan	114,000	70,000	22,721	206,721
Paul M. Hazen	174,000	120,000	—	294,000
R. Glenn Hubbard	106,500	100,000	48,825	255,325
Ross J. Kari	97,500	70,000	—	167,500
Ely L. Licht	60,500	70,000	—	130,500
Deborah H. McAneny	104,000	70,000	13,173	187,173
Scott A. Ryles	84,500	70,000	—	154,500
Willy R. Strothotte	81,500	70,000	32,378	183,878

(1)
Consists of the amounts described below under "Cash Compensation", including cash compensation deferred by Mr. Hubbard and Mr. Strothotte as described below. In the case of Mr. Hazen, includes an annual retainer of $150,000 for serving as our chairman; in the case of Mr. Hubbard, includes an annual retainer of $25,000 for serving as the Lead Independent Director and $7,500 for serving as chair of our Nominating and Corporate Governance Committee; in the case of Mr. Kari and Mr. Finigan, includes an annual retainer of $25,000 for serving as chairs of our Audit Committee and Affiliated Transactions Committee, respectively; and, in the case of Ms. McAneny, includes an annual retainer of $15,000 for serving as chair of our Compensation Committee. During 2010, Mr. Hubbard and Mr. Strothotte deferred a total of $106,500 and $81,500, respectively, in cash compensation in exchange for 13,395 shares and 10,389 shares, respectively, of phantom shares pursuant to the KKR Financial Holdings LLC Non-Employee Directors' Deferred Compensation and Share Award Plan, or the Deferred Compensation Plan, as described in more detail below under "Deferred Compensation Plan".

(2)
The amounts shown in this column reflect restricted share awards described below under "Equity Compensation", including the restricted share awards deferred by Mr. Finigan, Mr. Hubbard and Ms. McAneny as described below. These awards vest in one-third increments on the first three anniversaries of the date of grant. The amounts shown in this column reflect the aggregate grant date fair value of restricted share awards granted during 2010 as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. See Note 12 to the consolidated financial statements included in our Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718. The grant date and number of common shares awarded for each restricted share award are set forth below:

Name	Share Award: Number of Restricted Shares	Grant Date Fair Value per Share	Grant Date	Aggregate Number of Unvested Restricted Shares Held as of 12/31/10
William F. Aldinger(5)	—	—	—	—
Tracy L. Collins	7,865	$8.90	August 9, 2010	26,828
Vincent Paul Finigan	7,865	$8.90	August 9, 2010	—
Paul M. Hazen	13,483	$8.90	August 9, 2010	45,991
R. Glenn Hubbard	11,235	$8.90	August 9, 2010	23,895
Ross J. Kari	7,865	$8.90	August 9, 2010	26,828
Ely L. Licht	7,865	$8.90	August 9, 2010	26,828
Deborah H. McAneny	7,865	$8.90	August 9, 2010	2,237
Scott A. Ryles	7,865	$8.90	August 9, 2010	35,406
Willy R. Strothotte	7,865	$8.90	August 9, 2010	24,591

  During 2010, Mr. Finigan and Ms. McAneny each deferred 7,865 restricted shares awarded as equity compensation in exchange for 7,865 phantom shares pursuant to the Deferred Compensation Plan, as described below under "Deferred Compensation Plan". Mr. Hubbard deferred 11,235 restricted shares awarded as equity compensation in exchange for 11,235 phantom shares pursuant to the Deferred Compensation Plan.

(3)
As of December 31, 2010, each non-Excluded Director's share account under the Deferred Compensation Plan was credited the following number of phantom shares:

Name	Phantom Shares Received in Lieu of Cash Compensation (#)	Phantom Shares Received in Lieu of Restricted Share Awards (#)	Total Phantom Shares (#)
William F. Aldinger(5)	—	34,115	34,115
Tracy L. Collins	—	—	—
Vincent Paul Finigan	9,492	45,370	54,862
Paul M. Hazen	—	—	—
R. Glenn Hubbard	106,571	22,210	128,781
Ross J. Kari	—	—	—
Ely L. Licht	—	—	—
Deborah H. McAneny	—	33,994	33,994
Scott A. Ryles	—	—	—
Willy R. Strothotte	75,401	8,229	83,630
(4)
The amounts shown in this column represent distributions that were earned on phantom shares.

(5)
Mr. Aldinger served as a director until the expiration of his term on April 29, 2010.

  Cash Compensation

        Each non-Excluded Director (other than Mr. Hazen) receives an annual retainer of $50,000, a fee of $1,500 for each full Board meeting attended in person or telephonically and a fee of $1,500 for each committee meeting attended in person or telephonically. Mr. Hazen, in his capacity as our chairman, receives an annual retainer of $150,000 for services in such capacity and a fee of $3,000 for each full Board meeting attended in person or telephonically and $3,000 for each committee meeting attended in person or telephonically. Furthermore, the Audit Committee and the Affiliated Transactions Committee

chairs and the Lead Independent Director each receives an annual retainer of $25,000, the Compensation Committee chair receives an annual retainer of $15,000 and the Nominating and Corporate Governance Committee chair receives an annual retainer of $7,500. We also reimburse the non-Excluded Directors for their travel expenses incurred in connection with their attendance at full Board and committee meetings.

  Equity Compensation

        The non-Excluded Directors are eligible to receive restricted common shares, common share options and other share-based awards under our 2007 Share Incentive Plan. On August 9, 2010, the Compensation Committee granted certain awards of restricted common shares to our chairman and non-Excluded Directors pursuant to the 2007 Share Incentive Plan. The Compensation Committee granted our chairman 13,483 restricted common shares, Mr. Hubbard 11,235 restricted common shares and each of Ms. Collins, Mr. Finigan, Mr. Kari, Mr. Licht, Ms. McAneny, Mr. Ryles and Mr. Strothotte 7,865 restricted common shares. Mr. Finigan, Mr. Hubbard and Ms. McAneny elected to defer receipt of such restricted common shares in exchange for an equal number of phantom shares. These awards vest in one-third increments on the first three anniversaries of the date of grant. Subsequent awards are expected to be granted to the non-Excluded Directors on an annual basis and, in the case of newly elected non-Excluded Directors, upon their election as directors, subject to formal grant by the Compensation Committee.

  Deferred Compensation Plan

        Effective May 4, 2007, the Board adopted the Deferred Compensation Plan pursuant to which non-employee directors are provided with an opportunity to defer payment of all or a portion of their annual fees and/or receipt of all or a portion of their restricted share awards in accordance with the terms of the plan. Generally, directors who wish to defer all or a portion of their compensation are required to file an election on or before December 31 of the year preceding the year in which such fees and restricted share awards are earned. All deferrals are credited to individual accounts as a bookkeeping entry on our records. Additionally, directors may elect to receive current payment of all or a portion of their fees in common shares.

        If a director elects to defer a portion of his or her fees, his or her account is credited, on the tenth business after day after we announce our quarterly results, with a number of phantom shares equal to the fees deferred divided by the average fair market value of the shares over the applicable fiscal quarter. If a director elects to defer a portion of any restricted share award, his or her account is credited, as of the date on which such award is granted, with the number of phantom shares equal to the number of restricted shares deferred pursuant to the election. A director will become vested in the phantom shares to the same extent that he or she would have become vested in such restricted shares had they been issued under the terms of the 2007 Share Incentive Plan. A director's account will be credited with dividend equivalents on the phantom shares held in his or her account when dividends are paid with respect to our common shares.

        Amounts credited to a director's account will be distributed upon the earlier of (i) the first day of the year following his removal or separation from the Board and (ii) a date previously designated by the director. The amount credited to a director's account will be paid in shares unless we elect to pay such amount in cash. However, in the event of a change in control, all amounts in a director's account will be distributed in a lump sum on the date of the change in control, either in cash or common shares, as previously elected by the director. We may use common shares reserved under the 2007 Share Incentive Plan and/or common shares we purchase on the open market to satisfy our obligations under the Deferred Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents certain information known to us regarding the beneficial ownership of our common shares. In accordance with SEC rules, each listed person's beneficial ownership includes:

  •
  all shares the investor actually owns (of record or beneficially);

  •
  all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

  •
  all shares the investor has the right to acquire within 60 days (such as upon exercise of common share options that are currently vested or which are scheduled to vest within 60 days).

        Except as otherwise noted, information is given as of March 14, 2011. The table presents information regarding:

  •
  each of our named executive officers;

  •
  each of our directors;

  •
  all of our directors and executive officers as a group; and

  •
  each holder of shares known to us to own beneficially more than five percent of our common shares.

        Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all of our common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owners(1)	Number of the Company's Common Shares Beneficially Owned	Percentage of the Company's Common Shares Beneficially Owned(2)
FMR LLC(3)	22,966,296	12.9%
Leon G. Cooperman(4)	20,416,946	12.7%
Thornburg Investment Management, Inc.(5)	10,275,712	5.8%
Paul M. Hazen(6)	538,169	*
William C. Sonneborn(7)	292,422	*
Michael R. McFerran(8)	91,468	*
Nicole J. Macarchuk(9)	20,807	*
Jeffrey B. Van Horn(10)	54,643	*
William F. Aldinger(11)	54,915	*
Tracy L. Collins(12)	45,087	*
Vincent Paul Finigan(13)	6,059	*
R. Glenn Hubbard(14)	55,341	*
Ross J. Kari(15)	54,810	*
Ely L. Licht(16)	62,987	*
Deborah H. McAneny(17)	33,716	*
Scott C. Nuttall	365,564	*
Scott A. Ryles(18)	44,706	*
Willy R. Strothotte(19)	37,867	*
All officers and directors as a group (15 persons)	1,758,561	*

*
Holdings represent less than 1% of all shares outstanding.

(1)
The address for all officers and directors and our Manager is c/o KKR Financial Advisors LLC, 555 California Street, 50th Floor, San Francisco, California 94104.

(2)
Based on 178,127,870 of our common shares outstanding as of March 14, 2011.

(3)
Of this aggregate number, FMR LLC reported on Schedule 13G/A filed with the SEC on March 10, 2011 that it had (a) sole voting power on 221,105 shares, (b) shared voting power on no shares, (c) sole dispositive power on 22,966,296 shares and (d) shared dispositive power on no shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(4)
Of this aggregate number, Leon G. Cooperman reported on Schedule 13G/A filed with the SEC on February 7, 2011 that he had (a) sole voting power on 12,950,033 shares, (b) shared voting power on 7,466,913 shares, (c) sole dispositive power on 12,950,033 shares and (d) shared dispositive power on 7,466,913 shares. The address for Leon G. Cooperman is 88 Pine Street, Wall Street Plaza, 31st Floor, New York, NY 10005.

(5)
Of this aggregate number, Thornburg Investment Management, Inc. reported on Schedule 13G filed with the SEC on January 24, 2011 that it had (a) sole voting power on 10,275,712 shares, (b) shared voting power on no shares, (c) sole dispositive power on 10,275,712 shares and (d) shared dispositive power on no shares. The address for Thornburg Investment Management, Inc. is 2300 North Ridgetop Road, Santa Fe, NM 87506.

(6)
Includes 45,991 unvested restricted common shares.

(7)
Includes 62,422 unvested restricted common shares.

(8)
Includes 20,807 unvested restricted common shares.

(9)
Includes 20,807 unvested restricted common shares.

(10)
Mr. Van Horn was our Chief Financial Officer until November 2010, at which time Mr. McFerran was appointed as our Chief Financial Officer and Mr. Van Horn was appointed our Executive Vice President, Director of Tax. Number of shares includes 5,202 unvested restricted common shares.

(11)
Mr. Aldinger served as a director until the expiration of his term on April 29, 2010.

(12)
Includes 26,828 unvested restricted common shares.

(13)
Excludes 54,862 phantom shares, which may only be distributed to Mr. Finigan on the first day of the year following his removal or separation from the Board or, if earlier, upon a change in control of the Company.

(14)
Includes 23,895 unvested restricted common shares and excludes 128,781 phantom shares, which may only be distributed to Mr. Hubbard on the first day of the year following his removal or separation from the Board or, if earlier, upon a change in control of the Company.

(15)
Includes 26,828 unvested restricted common shares.

(16)
Includes 26,828 unvested restricted common shares.

(17)
Includes 2,237 unvested restricted common shares and excludes 33,994 phantom shares, which may only be distributed to Ms. McAneny on the first day of the year following her removal or separation from the Board or, if earlier, upon a change in control of the Company.

(18)
Includes 35,406 unvested restricted common shares.

(19)
Includes 24,591 unvested restricted common shares and excludes 83,630 phantom shares, which may only be distributed to Mr. Strothotte on the first day of the year following his removal or separation from the Board or, if earlier, upon a change in control of the Company.

 EXECUTIVE OFFICERS

        We are externally managed and advised by our Manager. Our Manager was formed in July 2004. All of our executive officers are employees of our Manager or one or more of its affiliates. The following sets forth certain information with respect to our executive officers:

Name	Age	Position
William C. Sonneborn(1)	41	President and Chief Executive Officer
Michael R. McFerran	39	Chief Operating Officer and Chief Financial Officer
Nicole J. Macarchuk	42	General Counsel and Secretary

(1)
For biographical information on Mr. Sonneborn see "Proposal One: Election of Directors".

        Michael R. McFerran.    Mr. McFerran has been our Chief Operating Officer since December 2008 and our Chief Financial Officer since November 2010. Mr. McFerran has been employed by our Manager since June 2005 and is our Manager's Chief Financial Officer. Prior to joining our Manager, Mr. McFerran spent the majority of his career at Ernst & Young in their financial services practice where he specialized in providing assurance and advisory services to a diverse mix of financial services firms. Additionally, prior to joining our Manager, Mr. McFerran held Vice President positions at both XL Capital Ltd. and American Express. Mr. McFerran holds an M.B.A. from the Haas School of Business at U.C. Berkeley and is a Certified Public Accountant.

        Nicole J. Macarchuk.    Ms. Macarchuk has been our General Counsel and Secretary since November 2010. Ms. Macarchuk has been employed by our Manager since July 2010 and is a Director and General Counsel to our Manager. Prior to joining us, Ms. Macarchuk was Co-General Counsel of Och-Ziff Capital Management Group LLC, a global institutional asset management firm from 2005 to April 2010. At Och-Ziff, Ms. Macarchuk was head counsel responsible for supporting the firm's global private equity, energy and transactional business groups and initiatives, as well as provided coverage to the U.S. public distressed debt and structured products business units and public equity business units with respect to transactional matters. Ms. Macarchuk was Counsel at O'Melveny & Myers LLP and O'Sullivan LLP from 1996 to 2005 where she focused on private equity transactions and fund formation. From 1993 to 1996, Ms. Macarchuk was an associate at White & Case where she focused on banking and corporate credit transactions. Ms. Macarchuk received a B.A. in Economics from Fordham University and a J.D., cum laude, from Fordham University Law School.

 EXECUTIVE COMPENSATION

        Because our Management Agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of our Manager or one or more of its affiliates, do not receive compensation from us or any of our subsidiaries for serving as our executive officers. Accordingly, we do not have employment agreements with our executive officers, we do not provide pension or retirement benefits, perquisites or other personal benefits to our executive officers and we do not have arrangements to make payments to our executive officers upon their termination or in the event of a change in control of the Company.

        Additionally, the Management Agreement does not require our executive officers to dedicate a specific amount of time to fulfilling our Manager's obligations to us under the Management Agreement. Accordingly, our Manager has informed us that it cannot identify the portion of the compensation awarded to our executive officers by our Manager that relates solely to their services to us, as our Manager does not compensate its employees specifically for such services.

        Because our executive officers do not receive compensation from us or any of our subsidiaries and because our Manager has informed us that it cannot identify the portion of the compensation awarded to our executive officers by our Manager that relates solely to their services to us, we do not provide executive compensation disclosure pursuant to Item 402 of Regulation S-K. As a result, the say-on-pay and say-on-when provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 are inapplicable to us.

The Management Agreement

        We are a party to the Management Agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations.

        The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines that are approved by a majority of our independent directors. Our Manager's management of the Company is under the direction of our Board. Our Manager is responsible for (1) the selection, purchase and sale of our investments, (2) our financing and risk management activities and (3) providing us with investment advisory services.

        The Management Agreement expired on December 31, 2010, was automatically renewed for a one-year term expiring on December 31, 2011 and will be automatically renewed for a one-year term on each anniversary date thereafter. Our independent directors review our Manager's performance annually and the Management Agreement may be terminated annually (upon 180 day prior written notice) upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of our outstanding common shares, based upon (1) unsatisfactory performance by the Manager that is materially detrimental to us or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager's right to prevent such a termination under clause (2) by accepting a mutually acceptable reduction of management fees. We must provide a 180 day prior written notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of the average annual base management fee and the average annual incentive fee for the two 12-month periods preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

        We may also terminate the Management Agreement without payment of the termination fee with a 30 day prior written notice for "cause", which is defined as:

  •
  our Manager's continued material breach of any provision of the Management Agreement following a period of 30 days after written notice thereof;

  •
  our Manager's fraud, misappropriation of funds, or embezzlement against us;

  •
  our Manager's gross negligence in the performance of its duties under the Management Agreement;

  •
  the commencement of any proceeding relating to our Manager's bankruptcy or insolvency;

  •
  the dissolution of our Manager; or

  •
  a change in control of our Manager.

"Cause" does not include unsatisfactory performance, even if that performance is materially detrimental to our business. Our Manager may terminate the Management Agreement, without payment of the termination fee, in the event we become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Furthermore, our Manager may decline to renew the Management Agreement by providing us with a 180 day prior written notice. Our Manager may also terminate the Management Agreement upon 60 days prior written notice if we default in the performance of any material term of the Management Agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay our Manager the termination fee described above.

        We do not employ personnel and therefore rely on the resources and personnel of our Manager to conduct our operations. For performing these services under the Management Agreement, our Manager receives a base management fee and incentive compensation based on our performance. Our Manager also receives reimbursements for certain expenses, which are made on the first business day of each calendar month.

  Base Management Fee

        We pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 of our equity, as defined in the Management Agreement, multiplied by 1.75%. We believe that the base management fee that our Manager is entitled to receive is generally comparable to the base management fee received by the managers of comparable externally managed specialty finance companies. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also serve as our executive officers, receive no compensation directly from us.

        For purposes of calculating the base management fee, our equity means, for any month, the sum of:

  •
  the net proceeds from any issuance of our common shares, after deducting any underwriting discount and commissions and other expenses and costs relating to the issuance;

  •
  the net proceeds of any trust preferred stock issuances and convertible debt issuances that are approved by our Board; and

  •
  our retained earnings at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for the repurchases of our common shares.

        The foregoing calculation of the base management fee is adjusted to exclude special one-time events pursuant to changes in accounting principles generally accepted in the United States of America, or GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

        Our Manager is required to calculate the base management fee within 15 business days after the end of each month and deliver that calculation to us promptly. We are obligated to pay the base management fee within 20 business days after the end of each month. We may elect to have our

Manager allocate the base management fee among us and our subsidiaries, in which case the fee would be paid directly by each entity that received an allocation.

        Our Manager waived base management fees related to the $230.4 million common share offering and $270.0 million common share rights offering that occurred during the third quarter of 2007 until such time as our common share closing price on the NYSE is $20.00 or more for five consecutive trading days. Accordingly, our Manager permanently waived approximately $8.8 million of base management fees during each of the years ended December 31, 2010, 2009 and 2008. For the year ended December 31, 2010, $19.1 million of base management fees were earned by our Manager.

  Reimbursement of Expenses

        Because our Manager's employees and affiliates perform certain legal, accounting and due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those that would be paid to outside professionals or consultants negotiated on an arm's-length basis.

        We also pay all operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. Our Manager is required to calculate its reimbursable expenses within 20 business days after the end of each month and deliver that calculation to us promptly. We are obligated to repay such expenses on the first business day of the month immediately following delivery, although such amount may be offset against amounts owed to us by our Manager. The expenses required to be paid by us include, but are not limited to, rent, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors' and officers' liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees and closing costs), expenses associated with other securities offerings of ours, expenses relating to making distributions to our shareholders, the costs of printing and mailing proxies and reports to our shareholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors, costs incurred by employees of our Manager for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we will be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Except as noted above, our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager's employees and other related expenses, except that we may elect to have our Manager allocate expenses among us and our subsidiaries, in which case expenses would be paid directly by each entity that received an allocation.

  Incentive Compensation

        In addition to the base management fee, our Manager receives quarterly incentive compensation in an amount equal to the product of: (1) 25% of the dollar amount by which: (a) our Net Income, before incentive compensation, per weighted-average share of our common shares for such quarter, exceeds (b) an amount equal to (A) the weighted-average of the price per share of the common stock of KKR Financial Corp. in its August 2004 private placement and the prices per share of the common stock of KKR Financial Corp. in its initial public offering and any subsequent offerings by KKR Financial Holdings LLC multiplied by (B) the greater of (i) 2.00% and (ii) 0.50% plus one-fourth of the Ten

Year Treasury Rate for such quarter, multiplied by (2) the weighted average number of our common shares outstanding in such quarter. The foregoing calculation of incentive compensation is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The incentive compensation calculation and payment is made quarterly in arrears. For purposes of the foregoing: "Net Income" is determined by calculating the net income available to shareholders before non-cash equity compensation expense, in accordance with GAAP; and "Ten Year Treasury Rate" means the average of weekly average yield to maturity for United States Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

        Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the preceding paragraph is dependent upon various factors, many of which are not within our control.

        Our Manager is required to compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we are required to pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager's written statement setting forth the computation of the incentive fee for such quarter. We may elect to have our Manager allocate the incentive fee among us and our subsidiaries, in which case the fee would be paid directly by each entity that received an allocation.

        For the year ended December 31, 2010, $38.8 million of incentive fees were earned by our Manager.

The Collateral Management Agreements

        An affiliate of our Manager has entered into separate collateral management agreements with KKR Financial CLO 2005-1, Ltd., or CLO 2005-1, KKR Financial CLO 2005-2, Ltd., or CLO 2005-2, KKR Financial CLO 2006-1, Ltd., or CLO 2006-1, KKR Financial CLO 2007-1, Ltd., or CLO 2007-1, KKR Financial CLO 2007-A, Ltd., or CLO 2007-A and KKR Financial CLO 2009-1, Ltd., or CLO 2009-1. The collateral management agreements provide for management and monitoring of each CLO's collateral and other responsibilities as provided by the indenture of such CLO. The collateral manager's fees are determined by the associated indenture documents and the collateral manager can defer or waive payment of such fees if notice is provided to the trustee. The collateral management agreements can be terminated without cause upon 90 days notice by the collateral manager or in the event that the Company becomes a registered investment company. The CLO issuers can terminate the agreement with cause upon 15 days notice.

        Previously, the collateral manager had waived the fees it earned for providing management services for the CLOs. Beginning April 15, 2007, the collateral manager ceased waiving fees for CLO 2005-1 and beginning January 1, 2009, the collateral manager ceased waiving fees for CLO 2005-2, CLO 2006-1, CLO 2007-1, CLO 2007-A and Wayzata Funding LLC, or Wayzata (restructured and replaced with CLO 2009-1 on March 31, 2009). However, starting in July 2009, the collateral manager reinstated waiving the CLO management fees for CLO 2005-2 and CLO 2006-1 and starting in 2010, the collateral manager reinstated waiving the CLO management fees for CLO 2007-A and CLO 2007-1. In addition, due to the deleveraging of CLO 2009-1 completed in July 2009 whereby all the senior notes were retired, the collateral manager is no longer entitled to receive fees for CLO 2009-1. For the year ended December 31, 2010, the collateral manager waived aggregate CLO management fees of $30.6 million and we recorded an expense for CLO management fees totaling $5.4 million.

        In addition, beginning January 1, 2009, our Manager permanently waived reimbursable general and administrative expenses allocable to us in an amount equal to the incremental CLO management fees received by our Manager. For the year ended December 31, 2010, our Manager permanently waived reimbursement of allocable general and administrative expenses totaling $2.4 million. Due to the reinstatement of waived CLO management fees described above, effective June 2010, all incremental CLO management fees received by our Manager had been fully applied to offset these reimbursable expenses. Accordingly, for the year ended December 31, 2010, we reimbursed our Manager for allocable general and administrative expenses totaling $4.6 million.

2007 Share Incentive Plan

        We have adopted the 2007 Share Incentive Plan to provide incentives to employees (should we in the future have any employees), non-Excluded directors, our Manager and other service providers. The incentive plan is administered by the Compensation Committee. Unless terminated earlier, the 2007 Share Incentive Plan will terminate in 2015, but will thereafter continue to govern unexpired awards. As of December 31, 2010, we had made the following grants under the 2007 Share Incentive Plan: 4,585,454 restricted common shares, 1,932,279 common share options that remained outstanding and 57,500 common share options that were already exercised. As of December 31, 2010, a total of 1,889,392 shares were available for future equity grants under our 2007 Share Incentive Plan. Furthermore, the number of common shares that may be issued during the plan's life will increase by 125,000 common shares on an annual basis to provide for annual awards of restricted common shares to our non-Excluded Directors.

        The 2007 Share Incentive Plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Internal Revenue Code, and common share options that do not qualify as incentive stock options. The exercise price of each common share option may not be less than 100% of the fair market value of our common shares on the date of grant. The Compensation Committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee.

        The 2007 Share Incentive Plan also permits the grant of our common shares in the form of restricted common shares. A restricted common share award is an award of common shares that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. The common shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unrestricted common shares, which are common shares awarded at no cost to the participant or for a purchase price determined by the Compensation Committee, may also be issued under the 2007 Share Incentive Plan.

        The Compensation Committee may also grant our common shares, common share appreciation rights, performance awards and other common share and non-common share-based awards under the 2007 Share Incentive Plan. These awards may be subject to such conditions and restrictions as the Compensation Committee may determine. Each award under the 2007 Share Incentive Plan may not be exercisable more than 10 years after the date of grant.

        Our Board may at any time amend, alter or discontinue the 2007 Share Incentive Plan, but cannot, without a participant's consent, take any action that would diminish the rights of such participant under any award granted under the 2007 Share Incentive Plan. To the extent required by law, our Board will obtain approval of the holders of common shares for any amendment that would, other than through adjustment as provided in the incentive plan:

  •
  increase the maximum number of our common shares available for issuance under the 2007 Share Incentive Plan;

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  change the class of eligible participants under the 2007 Share Incentive Plan; or

  •
  otherwise require such approval.

        The 2007 Share Incentive Plan provides that the Compensation Committee has the discretion to provide that all or any outstanding common share options and common share appreciation rights will become fully exercisable, all or any outstanding common share awards will become vested and transferable and all or any outstanding performance common shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2007 Share Incentive Plan if there is a change in control of us. A change in control is defined by the plan as our dissolution, the sale or disposition of substantially all of our assets, the acquisition by one person or group of a majority of our voting shares, a change in the majority of the Board or the adoption of a Board resolution that a change of control has effectively occurred, except that no change of control will result from a transaction with our Manager or any affiliate of our Manager.

        The Compensation Committee may make additional grants of common share options and restricted common shares in the future. Factors that may be considered by the Compensation Committee in determining to grant additional awards include the following:

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  the total return realized by investors in our common shares;

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  the price to earnings ratio of our common shares compared to that of our peers;

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  the successful completion of future equity offerings;

  •
  recommendations of compensation consultants retained by the Compensation Committee;

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  the successful completion of significant projects or initiatives;

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  our results of operations relative to our peers;

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  our management of credit, market and operating risk; and

  •
  competitive factors including the compensation received by our Manager for managing investment funds with similar investment strategies.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes the total number of securities outstanding in the incentive plan and the number of securities remaining for future issuance, as well as the weighted average exercise price of all outstanding securities as of December 31, 2010.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plan not approved by shareholders	1,932,279	$20.00	1,889,392

(1)
The 2007 Share Incentive Plan authorizes a total of 8,464,625 shares that may be used to satisfy awards including restricted shares and share options. As of December 31, 2010, 4,585,454 restricted shares were already issued, 1,932,279 common share options were outstanding and 57,500 common share options were already exercised.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities, or Reporting Persons, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. These Reporting Persons are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC. Based on the review of filings made with the SEC and representations made by the Reporting Persons, we believe that the following Section 16(a) filings were filed late: Mr. McFerran was late filing a Form 4 for a January 4, 2010 transaction, which Form 4 was subsequently filed on March 12, 2010; Mr. Nuttall was late filing a Form 4 for a March 17, 2010 transaction, which Form 4 was subsequently filed on March 23, 2010; Mr. Hubbard was late filing a Form 4 for an April 15, 2010 transaction, which Form 4 was subsequently filed on April 21, 2010; Leon G. Cooperman was late filing a Form 3 in connection with his beneficial ownership of more than ten percent of the Company's common shares as of February 4, 2010, which Form 3 was subsequently filed on May 24, 2010 (however, we note that this filing was timely filed on February 9, 2010 under KKR Financial Corp. (our predecessor company) because the SEC's EDGAR system erroneously associated the Company's CIK number and ticker symbol with KKR Financial Corp. at that time); Mr. Cooperman was late filing a Form 4 for six transactions that took place between May 17, 2010 and May 20, 2010, which Form 4 was subsequently filed on May 25, 2010; Mr. Cooperman was late filing a Form 4 for two March 18, 2010 transactions, which transactions were subsequently included on a Form 4/A filed on June 8, 2010; Ms. Macarchuk was late filing a Form 3 in connection with her appointment as our General Counsel and Secretary effective November 3, 2010, which Form 3 was subsequently filed on November 18, 2010; and Mr. Cooperman was late filing a Form 4 for a December 17, 2010 transaction, which Form 4 was subsequently filed on February 2, 2011.

COMPENSATION COMMITTEE MATTERS

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Executive Compensation section with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the Executive Compensation section be included in the Company's proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Compensation Committee Deborah H. McAneny, Chairwoman Tracy L. Collins Vincent Paul Finigan Willy R. Strothotte

Options and Restricted Share Rewards

        The Compensation Committee of our Board did not grant any restricted common shares or options to acquire common shares during 2010 except for the grants of restricted common shares to our directors described above under "Director Compensation".

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Tracy L. Collins, Vincent Paul Finigan, Deborah H. McAneny and Willy R. Strothotte. None of the members of the Compensation Committee is our current or former officer or employee. During 2010, none of our executive officers served as members of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of any entity that had one or more executive officers who served on our Board or our Compensation Committee. As a result, there are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

AUDIT COMMITTEE MATTERS

Audit Committee Report

        The Audit Committee of the Board of Company reviews the Company's financial reporting process, its system of internal controls, its audit process and its process for monitoring compliance with laws and regulations. Each of the four Audit Committee members satisfies the definition of independent director as established in the NYSE listing standards and applicable SEC regulations. The Audit Committee has reviewed the audited consolidated financial statements of the Company and discussed such statements with management. The Audit Committee has discussed with Deloitte, the Company's independent registered public accounting firm during the year 2010, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees—AU Section 380). The Audit Committee received from Deloitte the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit Committee regarding independence and discussed with Deloitte its independence. Based on its review of the written disclosures and the letter regarding Deloitte's independence and its discussions with Deloitte, the Audit Committee has determined that Deloitte's provision to the Company of various non-audit services for the year 2010 is compatible with maintaining its independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and be filed with the SEC. The Audit Committee also appointed Deloitte to serve as the Company's independent registered public accounting firm for the year 2011.

        This report of the Audit Committee shall not be deemed to be soliciting material or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that this information be treated as soliciting material or specifically incorporates this information by reference, nor shall it be deemed filed under such Acts.

Audit Committee Ross J. Kari, Chairman Tracy L. Collins R. Glenn Hubbard Scott A. Ryles

 Principal Accounting Fees and Services

        The aggregate fees and expenses billed by Deloitte for professional services rendered for the years ended December 31, 2010 and December 31, 2009 are set forth below.

	2010	2009
Audit Fees	$1,301,600	$993,100
Audit-Related Fees	115,000	61,500
Tax Fees	483,379	907,829
All Other Fees	—	—

Total Fees	$1,899,979	$1,962,429

        Audit Fees were for the audits of our annual consolidated financial statements included in our Annual Report, reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, other assistance required to complete the year-end audits and other services rendered for comfort letters, consents and other assistance with our equity offerings.

        Audit-Related Fees include advising us on accounting and treatment of securitizations and reviewing covenant compliance calculations.

        Tax Fees were for services rendered related to tax compliance and reporting.

        All Other Fees would include services not otherwise described above—none were incurred in 2010 or 2009.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

        The Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent public accounting firms to ensure that the work does not compromise its independence in performing audit services. The term of any general pre-approval is twelve months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may revise the list of general pre-approved services from time to time. Unless a service to be provided by the independent public accounting firm falls within a pre-approved type of service, specific pre-approval by the Audit Committee will be required. Any proposed services falling within a pre-approved type of service but exceeding pre-approved fee levels for that type of service will also require specific pre-approval by the Audit Committee. The Audit Committee delegates pre-approval authority to its chair and may delegate pre-approval authority to one or more of its other members. The chair and any other member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services provided by Deloitte in 2010 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships With The Manager

        As of March 14, 2011, our Manager and its affiliated entities collectively owned approximately 2.8% of our common shares on a fully diluted basis. In addition, as of March 14, 2011 our chairman, Paul M. Hazen, who serves as a member of our Manager's investment committee, beneficially owned approximately 0.3% of our outstanding common shares on a fully diluted basis, and two of our directors, Scott C. Nuttall, who is an executive at KKR, and William C. Sonneborn, who is an executive at KKR and serves as a member of our Manager's investment committee, each beneficially owned approximately 0.2% of our outstanding common shares on a fully diluted basis. For purposes of computing the percentage of our common shares owned by any person or persons on a fully diluted basis, we assume the exercise of all common share options beneficially owned by such person or persons, as the case may be. Furthermore, our Manager is wholly-owned by KKR Asset Management LLC (formerly known as Kohlberg Kravis Roberts & Co. (Fixed Income) LLC) and KKR Asset Management LLC is wholly-owned by KKR. As a result, the Management Agreement was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

        We are a party to the Management Agreement with our Manager pursuant to which our Manager provides for the day-to-day management of our operations. We do not have any employees and therefore rely on the resources and personnel of our Manager to conduct our operations. For performing services under the Management Agreement, our Manager receives a base management fee and incentive compensation based on our performance. The Manager also receives reimbursement for certain expenses. For the year ended December 31, 2010, our Manager earned $19.1 million in base management fees and $38.8 million in incentive fees. We are required to reimburse our Manager for certain expenses incurred on our behalf during any given year. For the year ended December 31, 2010, we reimbursed our Manager for allocable general and administrative expenses of $4.6 million. The Manager agreed to permanently waive reimbursement of an additional $2.4 million in allocable general and administrative expenses that we accrued in the year ended December 31, 2010, which amount is equal to a portion of the CLO management fees received by our Manager. So long as the Management Agreement remains in effect, we are required to continue to make monthly payments of the base management fee and, if applicable, quarterly payments of incentive compensation to the Manager, and to reimburse the Manager for certain expenses. The base management fee is calculated as a percentage of our equity (as defined in the Management Agreement) and the incentive compensation is based upon our quarterly net income and, as a result, we cannot quantify the amount of those fees that will be payable in the future. For additional information about the Management Agreement, including additional information on how the base management fee and incentive compensation are calculated, see "Executive Compensation—The Management Agreement".

        An affiliate of our Manager has entered into separate management agreements with the respective investment vehicles for CLO 2005-1, CLO 2005-2, CLO 2006-1, CLO 2007-1, CLO 2007-A and CLO 2009-1 and is entitled to receive fees for the services performed as collateral manager. Previously, the collateral manager had waived the fees it earned for providing management services for our CLOs. Beginning April 15, 2007, the collateral manager ceased waiving fees for CLO 2005-1 and beginning January 1, 2009, the collateral manager ceased waiving fees for CLO 2005-2, CLO 2006-1, CLO 2007-1, CLO 2007-A and Wayzata (restructured and replaced with CLO 2009-1 on March 31, 2009). However, starting in July 2009, the collateral manager reinstated waiving the CLO management fees for CLO 2005-2 and CLO 2006-1 and starting in 2010, the collateral manager reinstated waiving the CLO management fees for CLO 2007-A and CLO 2007-1. In addition, due to the deleveraging of CLO 2009-1 completed in July 2009 whereby all the senior notes were retired, the collateral manager is no longer entitled to receive fees for CLO 2009-1. For the year ended December 31, 2010, the collateral manager waived aggregate CLO management fees of $30.6 million and we recorded an expense for CLO management fees totaling $5.4 million.

Relationships With KKR; Other Relationships and Related Transactions

        In the ordinary course of business, we invest in entities that are affiliated with KKR. As of December 31, 2010, our investments in KKR affiliated companies consisted of $314.2 million par amount in corporate debt securities available-for-sale and $2.1 billion par amount in corporate loans. Our Board has adopted a set of amended and restated investment guidelines and procedures, or the Investment Policies, to govern our relationship with KKR. The Investment Policies referred to below are those that were adopted by our Board on February 4, 2010. In addition to the policies described below, our Manager has adopted policies and guidelines related to affiliate transactions and relationships that are designed to address conflicts that may arise from such situations.

        Pursuant to the Investment Policies, we are required to seek the approval of the majority of the independent members of our Board or the Affiliated Transactions Committee before making any investment in an entity affiliated with KKR. Notwithstanding the foregoing, the Affiliated Transactions Committee Charter provides that certain of our investments in securities of companies affiliated with KKR are deemed to be pre-approved by the Affiliated Transactions Committee, including:

  •
  any individual investment purchased by the Company, either directly or through a joint financing transaction vehicle, that would not result in the Company, KKR and any affiliates of KKR (including any funds or accounts managed and/or controlled by any such entity, but other than the private equity investment creating the affiliation) collectively owning an economic interest in more than 19.9%, or the Threshold, of the outstanding par amount of a single tranche or class of a loan or a security, each, a Security, of a company that is affiliated with funds advised by the private equity business of KKR, or a Portfolio Company; and

  •
  any investment existing prior to April 22, 2010 in excess of the Threshold, provided that any additions to such investment will require approval of the Affiliated Transactions Committee.

        Notwithstanding the pre-approval policies described above, the Affiliated Transactions Committee Charter provides that the following investments and transactions require majority approval of the Affiliated Transactions Committee and will not be deemed to be pre-approved:

  •
  any investment in a debt Security of a Portfolio Company that (i) has a price below 80 and such price is at least 10 points below the average price for a Security on the index which is most applicable to such Security, (ii) is rated Caa3 or lower by Moody's Investors Service, or Moody's, or CCC- or lower by Standard & Poor's Ratings Service, or S&P, or (iii) is rated Caa2 by Moody's or CCC by S&P and such Security is also on negative watch;

  •
  any joint financing transaction in which any affiliate of the Manager is investing contemporaneously with the Company or is an existing investor in the applicable vehicle (other than any such investments existing prior to April 22, 2010, provided that any additions to such investments will require approval of the Affiliated Transactions Committee);

  •
  any amendment sought from the Company with respect to a debt Security of a Portfolio Company that adversely affects, alters or changes the economics, powers, preferences or special rights of such Security, excluding any amendment that the Manager reasonably believes would be in the best interests of the Company and to which one of the following conditions applies: (i) unusual or exigent circumstances then exist which in the reasonable opinion of the Manager make it impracticable to obtain the prior approval of the Affiliated Transactions Committee (provided that the Manager must timely inform the Affiliated Transactions Committee of any amendment entered into in reliance on this exception); (ii) the granting of, or failure to grant, such amendment would not be material to the Company's investment in the applicable Security; or (iii) the Manager reasonably believes that the Company's granting of, or failure to grant, such amendment would not affect whether or not such amendment is approved by the requisite number of holders of the applicable Security;

  •
  any transaction between the Company and any other fund or account managed by the Manager or KKR, excluding certain transactions between the Company and structured finance vehicles managed by the Manager for which the overcollateralization ratio in the most junior overcollateralization test contained in the indenture governing such vehicle is greater than 100%;

  •
  any investment if any of the following criteria are met: (i) the investment is a type of investment that our Manager's investment committee has a current policy of disfavoring as a general matter; (ii) in our Manager's judgment, the structure or pricing of the investment is worse than relevant market comparables; (iii) the investment is not being offered generally to other potential investors on the same or less favorable terms; (iv) in our Manager's judgment, the transaction would not be fully subscribed in the absence of our investment; or (v) in connection with the investment our Manager or an affiliate of our Manager would receive any direct or indirect economic benefit, other than in the capacity of investment manager or general partner of a fund or account, in connection with transaction fees (including but not limited to arrangement, syndication or underwriting fees), or any similar compensation; and

  •
  any investment where, after giving effect to the investment, the aggregate amount of our investments consisting of investments in entities affiliated with KKR or that would otherwise constitute "affiliated transactions" would exceed a percentage established from time to time by a majority of our independent directors or by the Affiliated Transactions Committee (such percentage to initially equal 50% of all of our investments excluding residential mortgage loans and mortgage-backed securities).

Related Parties Transactions

        We have implemented several measures to ensure that potential transactions do not conflict with our best interests and any such transaction is reviewed by the Board. Our approach includes (1) review of opportunities submitted voluntarily under our Code of Ethics and evaluated by our Audit Committee and (2) identification of related party transactions by management and review of such transactions by the Affiliated Transactions Committee. These standards are described in writing in the Code of Ethics and the Affiliated Transactions Committee Charter, each of which is available on our website at http://www.kkr.com/kfn_ir/kfn_ir_overview.cfm under the caption "Corporate Governance".

        We have implemented a Code of Ethics that sets forth various policies and procedures designed to promote ethical behavior by the directors, officers and employees of the Company and the Manager, if applicable. Our Code of Ethics defines conflicts of interest and requires all directors and executive officers of the Company to disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Chairman of the Audit Committee. No action may be taken with respect to such transaction or relationship unless and until such action has been approved by the Audit Committee.

        The Board has also delegated its responsibility for evaluating transactions in which a Related Party has, or will have, a direct or indirect material interest. For the purposes of our Code of Ethics, a 'Related Party' is defined as KKR, any entity that is controlled by or under the common control of KKR including, without limitation, the Manager, any executive officer, director or director nominee of, or any beneficial owner of 5% or more of any equity interest of, the Company, KKR or any of its Affiliates, including the Manager, or member of the immediate family of any of the foregoing related persons or any entity in which any of the foregoing persons has, or will have, a direct or indirect material interest. Our management is responsible for determining when a Related Party transaction may occur and requesting approval by the Affiliated Transactions Committee.

        Our Board has the authority, in its sole discretion, to grant exemptions from the ownership limitations contained in our Operating Agreement upon determining that granting such exemption will not adversely affect the ability of KKR Financial Holdings II, LLC, our wholly owned subsidiary, to maintain its qualification as a real estate investment trust for United States federal income tax purposes, and subject to such representations, covenants and undertakings as it may deem appropriate. In January 2010, our Board granted an exemption to permit Leon Cooperman, a beneficial owner of more than five percent of our common shares, and certain of his affiliates to beneficially own shares representing an ownership interest in the Company in excess of the 9.8% ownership limit contained in the Operating Agreement. Mr. Cooperman is the Managing Member of Omega Associates, L.L.C., a private investment firm formed to invest in and act as general partner of investment partnerships or similar investment vehicles.

        Similarly, in 2008, our Board granted an exemption to permit Thornburg Investment Management, Inc., a beneficial owner of more than five percent of our common shares, and certain of its affiliates to beneficially own shares representing an ownership interest in the Company in excess of the 9.8% ownership limit contained in the Operating Agreement.

        In December 2010, our Board approved a liquidity program for our executive officers pursuant to which, at the discretion of our Compensation Committee, we may purchase from certain of our officers our common shares at prevailing market prices in transactions deemed exempt under Rule 16b-3 of the Exchange Act. Pursuant to the liquidity program, on March 3, 2011 we purchased 20,000 common shares from Michael R. McFerran, our Chief Operating Officer and Chief Financial Officer, and 40,655 common shares from Nicole J. Macarchuk, our General Counsel and Secretary. We paid Mr. McFerran and Ms. Macarchuk $9.8368 per share, less broker commissions of $0.05 per share, which is equal to the weighted average price we received in funding the repurchases by selling shares in broker transactions at prevailing market prices on March 2 and March 3 of 2011. This resulted in an aggregate net payment of $195,736 to Mr. McFerran and $397,882 to Ms. Macarchuk. The liquidity program was approved by the independent members of our Board, including all of the members of the Affiliated Transactions Committee, and is administered by our Compensation Committee.

        In late February 2011, restricted share grants previously awarded to Mr. McFerran and Ms. Macarchuk by our Manager vested. As a result of such vesting, certain withholding tax obligations, or the Withholding Taxes, arose. Under the terms of the award agreements applicable to the vesting shares, Mr. McFerran and Ms. Macarchuk agreed to allow our Manager to withhold 47,689 and 24,206 common shares, respectively, which reflects the number of common shares equal to the value of the Withholding Taxes at the common share closing price on the day the Withholding Taxes arose. In connection with the vesting, Mr. McFerran and Ms. Macarchuk agreed that in lieu of our Manager withholding vested shares, Mr. McFerran and Ms. Macarchuk would transfer to us the number of shares that would have been withheld pursuant to the restricted share award agreements. Our Manager agreed to pay the Withholding Taxes and we agreed to pay our Manager a per share price of $9.7868 for the shares transferred to us by Mr. McFerran and Ms. Macarchuk, which payment resulted in an aggregate payment of $466,723 in respect of the shares transferred by Mr. McFerran and $236,899 in respect of the shares transferred by Ms. Macarchuk. The per share price we paid reflects net proceeds that we received in funding such purchases by selling our common shares on March 2 and March 3 of 2011 through broker transactions at prevailing market prices less broker commissions of $0.05 per share. As a result, these withholding transactions with Mr. McFerran and Ms. Macarchuk did not result in any gain or loss to the Company. Our Board and the Affiliated Transactions Committee approved the foregoing transactions.

PROPOSALS BY HOLDERS OF SHARES FOR THE NEXT ANNUAL MEETING

        Proposals by holders of our common shares intended to be presented at the 2012 annual meeting of holders of our common shares must be received by us no later than November 22, 2011 in order to be considered for inclusion in our proxy statement relating to the 2012 annual meeting pursuant to Rule 14a-8 under the Exchange Act.

        For a proposal of a holder of shares to be presented at the 2012 annual meeting of holders of our common shares, other than a proposal of a holder of our common shares included in the proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices in the timeframe as provided in our Operating Agreement. To be timely, such notice shall set forth all relevant information required under Section 9.11(a) of our Operating Agreement and shall be delivered no earlier than October 23, 2011 nor later than 5:00 p.m., Eastern Time, on November 22, 2011; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the holder of shares to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. However, in the event our Board increases the number of directors in accordance with our Operating Agreement, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of the notice of the preceding year's annual meeting, a holder of shares' notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at our principal executive office not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by us. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for the giving of a holder of shares' notice as described above.

OTHER MATTERS

        Our Board knows of no matter to be presented at the Annual Meeting other than those set forth in the notice of meeting and described in this proxy statement. If, however, any other business should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion.

        We have filed our Annual Report with the SEC. You may obtain, free of charge, a copy of our Annual Report:

By mail:	KKR Financial Holdings LLC Attn: Investor Relations 555 California Street, 50th Floor San Francisco, California 94104
Online:	KKR Financial Holdings: http://www.kkr.com/kam/kfn_proxy_materials.cfm SEC: http://www.sec.gov

Dated: March 22, 2011
San Francisco, California

KKR FINANCIAL HOLDINGS LLC

March 22, 2011

Dear Holder of Shares:

The Annual Meeting of holders of common shares of KKR Financial Holdings LLC (the "Company") will be held on April 27, 2011, at 11:00 a.m., San Francisco time, on the mezzanine level of the Omni San Francisco Hotel at 500 California Street, San Francisco, CA 94104. At the meeting, as further described in the accompanying Proxy Statement, holders of our common shares will be asked to elect eleven directors, ratify the appointment of the independent accountants of the Company for the fiscal year ending December 31, 2011 and to consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

It is important that your common shares be represented at the meeting. Whether or not you plan on attending the meeting, please review the enclosed proxy materials and sign, date and return the proxy card attached below in the postage-paid envelope provided.

William C. Sonneborn

Chief Executive Officer

YOUR VOTE IS IMPORTANT!

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

KKR FINANCIAL HOLDINGS LLC

The undersigned holder of common shares of KKR Financial Holdings LLC, a Delaware limited liability company (the “Company”), hereby appoints Michael R. McFerran and Nicole J. Macarchuk, or any one of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of holders of common shares of the Company to be held on the mezzanine level of the Omni San Francisco Hotel at 500 California Street, San Francisco, CA 94104, on April 27, 2011, at 11:00 a.m., San Francisco time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of holders of common shares and the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director and “FOR” each other proposal. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to Be Signed On Reverse Side.)

PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY

14475

ANNUAL MEETING OF HOLDERS OF COMMON SHARES OF

KKR FINANCIAL HOLDINGS LLC

April 27, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.kkr.com/kam/kfn_sec_filings.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

21130000000000001000 8	042711

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
				FOR	AGAINST	ABSTAIN
1. The election of eleven directors, each to serve until the next annual meeting of the holders of shares and his or her successor is duly elected and qualified:			2. To ratify the Audit Committee's appointment of Deloitte & Touche LLP as KKR Financial Holdings LLC's independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	Tracy L. Collins Vincent Paul Finigan Paul M. Hazen R. Glenn Hubbard Ross J. Kari Ely L. Licht Deborah H. McAneny Scott C. Nuttall Scott A. Ryles William C. Sonneborn Willy R. Strothotte	To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

			I plan to attend the meeting.		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

.

☐

Signature of Holder of Common Shares:	Date:	Signature of Holder of Common Shares:	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When common shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.